Exhibit 5.1

Fulbright Tower • 1301 McKinney, Suite 5100 • Houston, Texas 77010-3095

Main: 713 651 5151 • Facsimile: 713 651 5246

Enbridge Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Dear Sirs:

We have acted as counsel to Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance and sale by the Partnership of Class A Common Units representing limited partnership interests in the Partnership, having an aggregate gross sale price of up to $500,000,000 (the “Units”). The Units are to be issued pursuant to the registration statement on Form S-3 (Registration No. 333-174235) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Partnership on May 16, 2011, including the base prospectus contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on May 27, 2011 relating to the offering of the Units.

As counsel to the Partnership, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Partnership. Without limiting the foregoing, we have examined the Amended and Restated Equity Distribution Agreement (the “Distribution Agreement”), dated May 27, 2011 between the Partnership and UBS Securities LLC (the “Manager”).

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that the Units have been duly authorized and, when executed and authenticated, delivered to and paid for by the Manager pursuant to the Distribution Agreement, will, under the laws of the State of New York, constitute legal and binding obligations of the Partnership. We express no opinion as to the binding effect or enforceability of any provisions exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, the laws of the State of Texas, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under ‘‘Legal Matters’’ in the Prospectus Supplement.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.

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